CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into Starwood Hotels & Resorts Worldwide, Inc.’s and Starwood Hotels & Resorts’ previously filed Registration Statements on Form S-3 (File Nos. 333-73069 and 333-91197), Form S-4 (File No. 333-85773), and Form S-8 (File Nos. 333-73461, 333-75857, 333-75859, 333-75947, 333-84203, 333-85773 and 333-93469). It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

New York, New York

March 28, 2000